Exhibit 10.22†
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 30, 2025, is entered into by and between Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (“OpCo” and, together with Holdings, the “Company”) and Adam McAnaney (the “Executive”).
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company; and
WHEREAS, the Parties wish for this Agreement to set forth the terms and conditions of such employment.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. The Executive’s employment hereunder shall be for a period (the “Employment Period”) commencing on February 24, 2025 (the “Effective Date”) and continuing until terminated in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at-will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof. For the avoidance of doubt, this Agreement will not be effective, and Executive will not be entitled to any of the compensation and benefits set forth herein, unless and until the Executive commences employment with the Company on the Effective Date.
2.Terms of Employment.
(a)Position and Duties.
(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as the Company’s EVP and Chief Legal Officer and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder, for no additional compensation.
(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage the Executive’s personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.

(iii)    Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s offices located in New York,
New York (the “Principal Location”), provided, however, that the parties acknowledge and agree that the Executive may be required to travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b)Compensation, Benefits, Etc.
(i)Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at the rate of $600,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly, and shall be pro-rated for partial years of employment. The Base Salary may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives, targeted at 60% of the Executive’s Base Salary paid with respect to such year (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof), and shall be pro-rated for a partial initial year of employment. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned. Except as provided in Section 4, payment of the Annual Bonus shall be subject to the Executive’s continued employment through the payment date.
(iii)Annual Equity Award(s). For each calendar year during the Employment Period beginning with calendar year 2025, the Executive shall be eligible to receive an equity-based compensation award(s), as determined by the Board (or a subcommittee thereof) from time to time, with a target value of $1,900,000. The Board or such subcommittee shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions (including vesting, exercise and settlement) applicable to any such annual equity-based compensation award, taking into account the Executive’s and the Company’s performance. Any such award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by Holdings and the Executive.
(iv)New Hire Equity Awards. Holdings shall recommend the grant to the Executive of a restricted stock unit award covering shares of Holdings’ Class A common stock with a value of $1,900,000, and a stock option, with a Black-Scholes valuation as of the date of grant of $1,900,000, to purchase shares of Holdings’ Class A common stock (together, the “New Hire Awards”). Subject to the Executive’s continued service with the Company through the applicable vesting date, the New Hire Awards shall vest (and become exercisable, as applicable) (x) with respect to 25% of the shares subject to the award on March 1, 2026 and (y) with respect to the remaining 75% of the shares subject to the award in substantially equal installments on each of the 12 quarterly anniversaries of March 1, 2026 thereafter. The terms and conditions of the New Hire Awards will be set forth in separate award agreements in a form prescribed by the Company, to be entered into by Holdings and the Executive. Except as otherwise provided in this Agreement, the New Hire Awards shall be governed in all respects by the terms and conditions of the applicable award agreements and equity incentive plans.
(v)Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs, on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(vi)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vii)Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide to its senior executive officers.
(viii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, as in effect from time to time.
(ix)Sign-On Bonus. The Company shall pay the Executive a cash signing bonus in an aggregate amount equal to $335,000 (the “Sign-On Bonus”). The payment of the Sign-On Bonus shall be made no later than March 31, 2025, subject to and conditioned upon the Executive’s continued employment with the Company through the payment date. Notwithstanding the foregoing, in the event that the Executive receives one or more annual cash bonus payments from the Executive’s prior employer with respect to such employer’s 2024 fiscal year (each, a “Prior Employer Bonus”), then the Sign-On Bonus shall be reduced dollar-for-dollar by the aggregate amount of such Prior Employer Bonus(es) (but not below zero). The Executive shall notify the Company immediately if the Executive receives a Prior Employer Bonus; if a Prior Employer Bonus is paid following the payment of the Sign-On Bonus, such that the Sign-On Bonus would have been reduced as described in the foregoing sentence, then the Executive will be obligated to repay to the Company an amount equal to the aggregate amount that otherwise would not have been paid as part of the Sign-On Bonus in accordance with the foregoing sentence. In the event that the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, in either case, within 12 months following the Effective Date, the Executive shall repay the Unearned Portion (as defined below) of the Signing Bonus (net receipt after tax withholding) to the Company in full within 30 days following the date of the Executive’s termination of employment. For purposes of this Agreement, the “Unearned Portion” means an amount equal to the Sign-On Bonus multiplied by a fraction, the numerator of which is the number of days during the period commencing on (but excluding) the date of such termination of employment and ending on (and including) the first anniversary of the Effective Date, and the denominator of which is 365.
3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)Termination by the Executive. The Executive may terminate the Executive’s employment during the Employment Period for any or no reason, including with Good Reason or without Good Reason.
(d)Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 12(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in the Executive’s possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.Obligations of the Company upon Termination.
(a)Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi) hereof, (iii) payment of any earned but unpaid Annual Bonus for any calendar year completed prior to the Date of Termination and (iv) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”); provided, however, that if the Executive’s employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive without Good Reason and not for death or Disability, then Executive shall not be eligible to receive payment of any earned but unpaid Annual Bonus for any calendar year completed prior to the Date of Termination. The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in the ordinary course pursuant to Section 2(b)(ii) (i.e., on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year) and the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)Qualifying Termination. Subject to Sections 4(c), 4(e) and 12(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i)Cash Severance. The Company shall pay the Executive an amount equal to 1.0 times the sum of the Executive’s Base Salary (at the highest rate in effect at any time in the six months prior to the Date of Termination) and the Target Bonus for the calendar year in which the Date of Termination occurs (the “Severance”). The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve-month period following the Date of Termination, but shall commence on the first normal payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.
(ii)COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the first anniversary thereof.
(iii)Equity Award Treatment. All outstanding Holdings equity awards that vest solely on the passage of time that are held by the Executive on the Date of Termination (the “Time-Vesting Awards”) shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the Date of Termination with respect to the number of shares underlying such award that would have vested (and become exercisable, if applicable) had the Executive remained in continuous service beyond the Date of Termination for 12 additional months (and assuming any such award vests in equal monthly installments rather than quarterly installments (as applicable), over the vesting period). Notwithstanding the foregoing, in the event that the Qualifying Termination occurs on or within 12 months following a Change in Control, then all Time-Vesting Awards shall become fully vested and, to the extent applicable, exercisable.
(c)Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company (and, as applicable, not revoke) an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 30 days (or, to the extent required by law, 52 days) following the Date of Termination (the date such Release becomes effective and irrevocable herein referred to as the “Release Effective Date”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date.
(d)Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.
(e)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(f)Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.Excess Parachute Payments; Limitation on Payments.
(a)Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, the Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If the Total Payments are so reduced, the Company shall reduce or eliminate the Total Payments (A) by first reducing or eliminating the portion of the Total Payments which are not payable in cash (other than that portion of the Total Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Total Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
(b)Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.Restrictive Covenants.
(a)The Executive hereby acknowledges that the Executive shall enter into an agreement with the Company, substantially in the form attached hereto as Exhibit B, containing confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants (the “PIIA”), that the Executive shall be bound by the terms and conditions of the PIIA, and that such agreement shall be additional to, and not in limitation of, the covenants contained in any other written agreement between the Company and the Executive.
(b)Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local government agency or commission; (ii) reporting to, communicating with, cooperating with, or providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (iii) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (iv) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. Further, the Executive acknowledges that the Company has provided the Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.”
8.Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.Successors.
(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
10.Certain Definitions.
(a)“Board” means the Board of Directors of Holdings.

(b)“Cause” means the occurrence of any one or more of the following events:
(i)the Executive’s willful failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive’s issuance of a Notice of Termination for Good Reason), including the Executive’s failure to follow any lawful directive from the Company within the reasonable scope of the Executive’s duties and the Executive’s failure to correct the same (if capable of correction, as determined by the Company), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Company believes that the Executive has not performed the Executive’s duties. For the avoidance of doubt, the Executive’s failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (i);
(ii)the Executive’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;
(iii)the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates that have been provided to or made available to the Executive (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Company), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Company believes that the Executive has materially breached such agreement;
(iv)any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive; or
(v)the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its subsidiaries.
(c)“Change in Control” has the meaning set forth in the Company’s 2021 Incentive Award Plan, as may be amended from time to time.
(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(e)“Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(f)“Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, the

Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation for 180 consecutive days.
(g)“Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)a material diminution in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to the Company’s senior executives, and further excluding any voluntary reductions in Base Salary and/or Target Bonus;
(ii)a change in the geographic location of the Principal Location by more than 35 miles from its existing location by action of the Company;
(iii)a material diminution in the Executive’s title, authority or duties, as contemplated by this Agreement, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or
(iv)the Company’s material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 45 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(h)“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(i) “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason.
(j) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(k)“Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that the Executive was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the Employment Period. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.
12.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be effective (i) when delivered in person or (ii) two business days after sent via email or United States mail, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent physical address or personal email address on the records of the Company.
If to the Company:
Oscar Health, Inc.
75 Varick Street, 5th Floor
New York, NY 10013
Attention: General Counsel
Email: corporate@hioscar.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)Section 409A of the Code.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the

Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 12(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)Entire Agreement. As of the Effective Date, this Agreement (including the PIIA), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date.
(i)Arbitration.
(i)Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii)“Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii)The arbitration shall take place before a single neutral arbitrator at the JAMS office in New York, New York. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv) THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(v) THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(vi) This Section 12(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 12(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 12(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 12(i), this Agreement shall be interpreted to include such terms or conditions.
(j)Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(k)Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
(l)Clawback. The compensation payable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with applicable law, including the Company’s Policy for Recovery of Erroneously Awarded Compensation and (ii) any Company clawback or recoupment policy adopted by the Company.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of Holdings and OpCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
OSCAR HEALTH, INC.
By:     /s/ Mark Bertolini
Name: Mark Bertolini
Title: Chief Executive Officer
OSCAR MANAGEMENT CORPORATION
By:     /s/ Mark Bertolini
Name: Mark Bertolini
Title: Chief Executive Officer
EXECUTIVE
/s/ Adam McAnaney
Adam McAnaney

Attachments:
Exhibit A: General Release
Exhibit B: PIIA

EXHIBIT A
GENERAL RELEASE

1.Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, on the undersigned’s own behalf and on behalf of the undersigned’s spouse, domestic partner, children, agents, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, does hereby release and forever discharge the “Releasees” hereunder, consisting of Oscar Health, Inc., a Delaware corporation (“Holdings”) and Oscar Management Corporation (together with Holdings, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, predecessors, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, shareholders, employee benefit plans, administrators, fiduciaries, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local laws or regulations including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (the “ADEA”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Health and Safety Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York State Whistleblower Statute, and/or the New York Labor Law, and any and all laws or regulations prohibiting employment discrimination, harassment, or retaliation.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) of that certain Employment Agreement, dated as of [January _], 2025, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Holdings or as a holder of any securities of Holdings, (iii) with respect to Section 4(a) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) to engage in any Protected Activities (as defined below) and any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state or local authorities.
3.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned (or the undersigned’s attorney(s)) from (i) filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local government agency or commission; (ii) reporting to, communicating with, cooperating with, or

US-DOCS\156454807.1

providing information to, or receiving any monetary reward or bounty from, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice, without notice to the Company; (iii) testifying pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or making any truthful statements or disclosures required by law, regulation or legal process; (iv) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. Further, the undersigned acknowledges that the Company has provided the Executive notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.” The activities or rights described in this Section 3 shall be referred to as “Protected Activities”.
4.Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent is challenges the effectiveness of this release with respect to a claim under the ADEA.
6.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the ADEA. In accordance with the Older Workers Benefit Protection Act, the undersigned is hereby advised as follows:

US-DOCS\156454807.1

(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release, nor does the Release prevent the undersigned from challenging the knowing and voluntary waiver of the Release under the Older Workers Benefit Protection Act;
(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)the Company hereby advises the undersigned to consult with an attorney prior to executing this Release;
(v)the undersigned has been given at least [21]1 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of such seven-day period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Eastern time] on the seventh day after this Release is executed by the undersigned.
8.Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts
9.Governing Law. This Release is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not preempted by federal law.
1 NTD: Use 45 days in a group termination, and include information regarding terminated positions.

US-DOCS\156454807.1

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Adam McAnaney

US-DOCS\156454807.1

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT